EXHIBIT 23.2

     [CROWE, CHIZEK AND COMPANY LLP LETTERHEAD]


           CONSENT OF INDEPENDENT AUDITORS


Board of Directors
German American Bancorp



     We consent to the inclusion in the Registration
Statement Form S-4 and Prospectus of German American
Bancorp, relating to the issuance of securities in the proposed merger of Peoples Bancorp of Washington into a wholly owned subsidiary of German American Bancorp, of our Independent Auditor's Report dated February 1,
1996, on the consolidated financial statements of German American Bancorp as of December 31, 1995 and
1994 and for each of the three years in the period ended December 31, 1995, and we consent to the use of our name and the statements with respect to us appearing under the heading "Experts" in the Prospectus.


                   /s/ Crowe, Chizek and Company LLP
                   Crowe, Chizek and Company LLP

November 18, 1996
Indianapolis, Indiana